                                                                    Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

(dollars in thousands)

                                ---------------------------------------------------------  ------------
                                Jan. 31, 1998  Jan. 30, 1999  Jan. 29, 2000  Feb. 3, 2001  Feb. 2, 2002
                                ---------------------------------------------------------  ------------
Earnings Before Income Taxes    $     854,242  $   1,319,262  $   1,784,949  $  1,381,885  $    241,641
Add:
             Interest Expense          17,779         46,145         44,966        74,891       109,190
   Interest on rental expense         250,025        288,143        337,471       387,627       422,583
                                ---------------------------------------------------------  ------------

Earnings                        $   1,122,046  $   1,653,550  $   2,167,386  $  1,844,403  $    773,414
                                =========================================================  ============

Interest Expense                $      17,779  $      46,145  $      44,966  $     74,891  $    109,190
Capitalized Interest                   12,186         10,982         24,900        40,574        24,538
Interest on rental expense            250,025        288,143        337,471       387,627       422,583
                                ---------------------------------------------------------  ------------

Fixed Charges                   $     279,990  $     345,270  $     407,337  $    503,092  $    556,311
                                =========================================================  ============

Ratio of Earnings to Fixed
   Charges                               4.01           4.79           5.32          3.67          1.39